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Exhibit 21 - Subsidiaries


         The following is a list of all subsidiaries of the Company:



                                           Jurisdiction            Ownership
Name of Subsidiary                       of Incorporation          Percentage
------------------                       ----------------          ----------
Beepers Plus of Nashville, Inc.              Tennessee                100%

Beepers Plus of Memphis, Inc.                Tennessee                100%

Teletouch Licenses, Inc.                     Delaware                 100%

Russell's Communications, Inc.               Louisiana                100%

AACS Communications, Inc.                      Texas                  100%